Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASPENTECH CORPORATION

FIRST:  The name of the corporation is AspenTech Corporation (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:  The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

NINTH:  The following provisions shall apply with respect to the indemnification of, and advancement of expenses to, certain parties as set forth below:

(a)          Indemnification

(1)          Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan) (each of such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if (A) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation and (B) with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee’ s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith, did not act in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, did not have reasonable cause to believe that the Indemnitee’s conduct was unlawful. Notwithstanding anything to the contrary in this Article NINTH, except as set forth in Section (c)(2) of this Article NINTH, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the board of directors of the Corporation.

(2)          Proceedings by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of the State of Delaware shall deem proper.

(3)          Expenses of Successful Indemnitee. Notwithstanding any other provision of this Article NINTH, to the extent that an Indemnitee has been successful, on the merits or otherwise (including a disposition without prejudice), in defense of any action, suit or proceeding referred to in Section (a)(1) or (2) of this Article NINTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, the Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (A) the disposition being adverse to the Indemnitee, (B) an adjudication that the Indemnitee was liable to the Corporation, (C) a plea of guilty or nolo contendere by the Indemnitee, (D) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and (E) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe the Indemnitee’s conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(4)          Partial Indemnification. If any Indemnitee is entitled under any provision of this Section (a) to indemnification by the Corporation for a portion, but not all, of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in any appeal therefrom, the Corporation shall indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgements, fines or amounts paid in settlement to which the Indemnitee is entitled.

(b)          Advancement of Expenses

Subject to Section (c)(2) of this Article NINTH, in the event that the Corporation does not assume a defense pursuant to Section (c)(1) of this Article NINTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article NINTH. any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final deposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article NINTH. Any such undertaking by an Indemnitee shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

(c)          Procedures